SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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UMB Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

and Proxy Statement

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

April 25, 2006

10:00 a.m.

UMB Bank Building

1010 Grand Boulevard

Kansas City, Missouri 64106

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 25, 2006

The Annual Meeting of Shareholders of UMB Financial Corporation (the “Company”) will be held at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri, 64106 on April 25, 2006, at 10:00 a.m. to consider and vote on the following matters:

1) The election of six Class III directors to hold office until the Annual Meeting of 2009;

2) Ratification of the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2006;

3) Approval of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock, par value $1.00 per share, from 33,000,000 to 80,000,000 shares; and

4) Transaction of such other matters as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 1, 2006, will be entitled to notice of, and to vote at, this meeting or any adjournments thereof. This Proxy Statement is being mailed on or about March 15, 2006.

It is important that your shares be represented at the meeting. We urge you to exercise your right to vote by completing and returning the enclosed proxy card.

By Order of the Board of Directors,

Dennis R. Rilinger
Secretary

The date of this notice is March 15, 2006.

PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY, regardless of the number of shares you may own and whether or not you plan to attend the meeting in person. You may revoke your proxy and vote your shares in person if revoked in accordance with the procedures described in the attached proxy statement.

UMB FINANCIAL CORPORATION

1010 Grand Boulevard

Kansas City, Missouri 64106

PROXY STATEMENT

GENERAL INFORMATION

Purpose

This Proxy Statement and the accompanying proxy card are being mailed beginning March 15, 2006, to the shareholders of record of the common stock, par value one dollar ($1.00) per share, of UMB Financial Corporation (the “Company”) as of March 1, 2006 (the “record date”). The Company’s Board of Directors (the “Board”) is soliciting proxies to be used at the 2006 Annual Meeting of its shareholders which will be held at 10:00 a.m. on April 25, 2006, at the Company offices located at 1010 Grand Boulevard, Kansas City, Missouri, 64106, and any adjournment thereof (the “Annual Meeting”).

Attendance at the Annual Meeting is limited to shareholders of record or their proxies, beneficial owners of Company common stock having evidence of such ownership, and guests of the Company.

Proxies are being solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. This Proxy Statement contains information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting.

Matters to be Considered by Shareholders

Shareholders at the Annual Meeting will consider and vote upon: 1) the election of six Class III directors who will hold office until the Annual Meeting in 2009; 2) ratification of the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2006; 3) approval of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock, par value $1.00 per share, from 33,000,000 to 80,000,000 shares; and 4) transaction of such other matters as may properly come before the meeting or any adjournments thereof. Shareholders do not have any dissenters’ rights of appraisal in connection with any of these matters.

Who Can Vote

Holders of the Company’s common stock at the close of business on March 1, 2006, are entitled to notice of, and to vote at, the Annual Meeting. On February 24, 2006, there were 21,461,402 shares of Company common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting other than the election of directors (which is done by cumulative voting). Shares can be voted at the meeting only if the shareholder is present or represented by a valid proxy. If you have shares attributable to your account under the Company’s ESOP, you have the right to direct the voting of those shares. Any shares not so directed will be voted by the trustee, Marshall & Ilsley Trust Company, N.A. If you have a beneficial interest in shares allocated to your account under the Company’s Profit Sharing and 401(k) Plan, you have the right to direct the voting of those shares; any shares not so directed will not be voted.

Voting

Your vote is important. Since many shareholders cannot personally attend the meeting, a large number must be represented by proxy. Proxies may be given by either a written proxy card or by communicating with the Company’s transfer agent by use of the internet or telephone. Instructions for giving your proxy by either means accompany this Proxy Statement. Proxies may be revoked at any time before they are exercised: (i) by written notice to the Corporate Secretary, (ii) by electronic notice to the Company’s transfer agent, (iii) by a properly executed, later-dated written or electronic proxy, or (iv) by voting by ballot at the Annual Meeting. Your voting method will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy from the holder of record authorizing you to vote at the meeting.

All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted equally in favor of the election of all nominees listed on the proxy card; in favor of ratifying the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2006; and in favor of amending the Company’s Articles of Incorporation to increase the number of authorized shares of common stock, par value $1.00 per share, from 33,000,000 to 80,000,000 shares. Votes will be counted by the inspectors of the election appointed by the Chairman at the meeting.

The inspectors of the election will treat abstentions and broker non-votes as present for determining whether a quorum is present. A broker non-vote occurs if a shareholder holds his shares in street name and does not provide instructions to his/her broker on how to vote the proposal, and the broker does not otherwise have discretionary authority to vote the shareholder’s shares. The impact of abstentions and broker non-votes for purposes of determining the approval of any matter submitted to the shareholders for a vote is described in the “Required Votes” sections below.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the enclosed form of proxy will have discretion to vote on those matters according to their best judgment to the same extent as you would be entitled to vote, subject to and in accordance with the requirements set forth in Rule 14a-4(c) of the Securities Exchange Act of 1934 (the “Exchange Act.”). The Company does not anticipate that any other matters will be raised at the Annual Meeting.

Solicitation of Proxies

The Company is soliciting the proxy and will pay the cost of the solicitation of proxies. In addition to the use of the mail, proxies may be solicited personally, or by telephone, by employees of the Company. In addition, the Company will reimburse brokers and other custodians, nominees or fiduciaries for their expenses in forwarding proxy materials to security owners and updating their proxies.

Delivery of Voting Materials to Shareholders

Two or more shareholders of record sharing the same address will each receive a complete set of the proxy voting materials (Annual Report, Annual Report on Form 10-K, Proxy Card, and Proxy Statement). Services that deliver the Company’s proxy voting materials to shareholders that hold Company stock through a bank, broker or other beneficial holder of record may deliver to multiple shareholders sharing the same address only one set of the Company’s Annual Report, Annual Report on Form 10-K, and Proxy Statement, but separate proxy cards for each shareholder. Upon written or oral request, the Company will promptly deliver a separate copy of the Annual Report, Annual Report on Form 10-K, and/or Proxy Statement to any shareholder at a shared address to which a single copy was delivered. Shareholders may notify the Company of their requests by writing Corporate Secretary, UMB Financial Corporation, 1010 Grand Boulevard, Kansas City, Missouri 64106 or by calling (816) 860-7889.

Required Votes—Election of Director Nominees

Voting is cumulative in the election of directors. The Board is divided into three classes which are as nearly equal in number as possible. At each Annual Meeting of shareholders, the directors constituting one class are elected for a three-year term. In addition, if an individual has been reclassified or is appointed to fill a vacancy in one of the other two classes since the last Annual Meeting, his/her name will also be submitted for a shareholder vote.

In voting for the election of directors in any class, cumulative voting is permitted and shareholders are entitled to cast as many votes as shall equal the number of shares of stock held, multiplied by the number of directors to be elected in that class. Such votes may be cast all for a single candidate in that class or the votes may be distributed among the candidates in the class, as the shareholder directs. Any shares not voted (whether by abstention, withheld votes, broker non-votes or otherwise) have no impact on the election of directors except to the extent that the failure to vote for an individual results in other individuals receiving a larger proportion of the total votes. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted equally in favor of the election of all nominees listed on the proxy card.

Each nominee must be elected by a plurality of the votes of the shares entitled to vote on the election of the directors in that class and represented in person or by proxy at a meeting at which a quorum is present.

While it is not expected that any of the nominees will be unable to qualify or accept office, if for any reason one or more is unable to do so, the proxies will be voted for substitute nominees selected and approved by the Board’s Corporate Governance and Nominating Committee and nominated by the Board.

Required Votes—Ratification of Selection of Auditors and Other Matters

The ratification of the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2006, and the taking of action on any other matter properly presented for a shareholder vote, will be determined by a vote of the holders of a majority of the outstanding shares of common stock represented at the Annual Meeting. Voting on these matters will be one vote per share. Any shares not voted (whether by abstention, withheld votes, broker non-votes or otherwise) have no impact on the voting of these matters.

Required Votes—Amendment of the Articles of Incorporation

The amendment to the Company’s Articles of Incorporation will be adopted upon the affirmative vote of a majority of the outstanding shares entitled to vote. Abstentions and broker non-votes will have the same effect as a negative vote. Voting on this matter will be one vote per share.

STOCK OWNERSHIP

Principal Shareholders

The following persons owned of record or beneficially more than five percent of the common shares of the Company (the only outstanding voting securities of the Company) at the close of business on February 24, 2006:

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
R. Crosby Kemper	2,972,906	(1)	13.85%
1010 Grand Blvd. Kansas City, Missouri
Dimensional Fund Advisors, Inc.	1,378,518	(2)	6.42%
1299 Ocean Avenue, 11th Floor Santa Monica, California
Thomas J. Wood III	1,299,122	(3)	6.05%
2701 W. 69th St. Shawnee Mission, KS
Marshall & Ilsley Corporation	1,156,321	(4)	5.39%
770 North Water Street Milwaukee, Wisconsin

(1)	Includes 6,529 shares held by Mary S. Kemper (wife of R. Crosby Kemper). Includes 147,925 shares held by Kemper Realty Company and 202,352 shares held by Pioneer Service Corporation. Each of these entities are ones through which voting and investment decisions may be controlled, directly or indirectly, by R. Crosby Kemper. Also includes 810,511 shares held by UMB Bank, n.a. as either sole trustee or co-trustee; in each case R. Crosby Kemper has or shares voting or investment powers. Of this number, 377,905 shares are held in trusts established under the will of Rufus Crosby Kemper, and 39,081 shares are held in the Enid and Crosby Kemper Foundation. In both cases, the shares may be voted or disposed of by UMB Bank, n.a. as trustee but only upon the direction of R. Crosby Kemper, Mary S. Kemper and Alexander C. Kemper, or any two of them. 359,486 shares are owned by the R. C. Kemper, Sr. Charitable Trust and Foundation but may be voted or disposed of only by the co-trustees, R. Crosby Kemper, J. Mariner Kemper, and Sheila Kemper Dietrich, or any two of them. 7,078 shares are owned by the R. C. Kemper, Jr. Charitable Trust and Foundation and may be voted or disposed of by R. Crosby Kemper, J. Mariner Kemper, and Mary S. Kemper or any two of them; and 26,961 shares are owned by the William T. Kemper Foundation and may be voted or disposed of by UMB Bank, n.a., but only upon the direction of R. Crosby Kemper.

(2)	According to information provided to the Company in a Schedule 13G, Dimensional Fund Advisors, Inc. (“Dimensional”) has sole voting and discretionary power over all of the shares reported. All of the shares are held by investment companies, trusts and accounts for which Dimensional serves as investment manager, and Dimensional disclaims all beneficial ownership of such shares.

(3)	Includes 260,483 shares held in fiduciary accounts where Thomas J. Wood is given the authority by the documents to vote and/or dispose of the shares of the Company and 1,032,038 shares held by the Wood Family Partnership of which Mr. Wood is a general partner.

(4)	Shares are held in one or more employee benefit plans where Marshall & Ilsley Trust Company n.a., as directed trustee may be viewed as having voting or dispositive authority in certain situations pursuant to SEC and Department of Labor regulations or interpretations.

Stock Owned By Directors, Nominees, and By Executive Officers

The following table sets forth the number of shares of the Company’s common stock beneficially owned (as defined in Rule 13d-3 of the Securities and Exchange Act of 1934), as of February 24, 2006, by each director, each nominee, and by the executive officers named in the Summary Compensation Table. It also includes the shares beneficially owned by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Holdings (1)		Percent of Class
Theodore M. Armstrong	1,233		*
David R. Bradley, Jr.	9,224		*
Michael J. Chesser	0		*
Vincent J. Ciavardini	2,217		*
Peter J. deSilva	12,919		*
Terrence P. Dunn	1,287		*
Peter J. Genovese	41,391		*
Greg M. Graves	149		*
Richard Harvey	172		*
Alexander C. Kemper	841,085		3.92%
J. Mariner Kemper	798,923		3.72%
David D. Kling	4,693		*
John H. Mize, Jr.	192		*
Kris A. Robbins	1,149		*
Thomas D. Sanders	29,423		*
L. Joshua Sosland	4,102		*
Paul Uhlmann, III	3,537		*
Dr. Jon Wefald	3,860		*
Thomas J. Wood, III	1,299,122		6.05%
All Directors and executive officers as a Group	2,684,469	(2)	12.51%

*	Less than 1% of outstanding shares.

(1)	Includes shares of common stock held directly by the individuals as well as by members of such individuals’ immediate families who share the same household, shares held in trust and other indirect forms of ownership over which shares the individuals exercise sole or shared voting and/or investment power. Also includes restricted shares of common stock held by executive officers which are not vested, but for which the executive officer has voting rights, and shares that are subject to outstanding options exercisable within 60 days. The following executive officers have options that are exercisable within 60 days for the amounts shown: Peter J. Genovese—10,129 shares, J. Mariner Kemper—4,137 shares, and David D. Kling—2,651 shares. In addition, all other executive officers collectively hold such options to acquire 10,124 shares.

(2)	Shares held in foundations, trusts and companies over which more than one member of the Board or executive officers share voting and/or investment power have been included only one time in this total.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file with the SEC. Based solely on a review of the copies of such forms furnished to the Company, and written representations that no Forms 5 were required, the Company believes that during 2005 all of its officers, directors and greater-than-10% beneficial owners complied with applicable Section 16(a) filing requirements, except as follows. Peter J. deSilva filed a late Form 4 reflecting the purchase of 300 shares of common stock and a late Form 4 reflecting the purchase of 17.97 shares of common stock. Peter J. Genovese filed a late Form 4 reporting the exercise of 2,101 options by swapping 1,027 shares of common stock. Christopher Treece was late in reporting on his Form 3 the grant 500 stock options.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines for the Company. Such Guidelines set forth a set of corporate governance principles that provide a flexible framework within which the Board may conduct business. A copy of the Corporate Governance Guidelines may be found on the Company’s website at www.umb.com/investor.

Committees of The Board of Directors

The Company has the following standing committees, among others: an audit committee, governance committee, and compensation committee, each as described below.

Governance Committee. The Company’s Corporate Governance and Nominating Committee (the “Governance Committee”) has three members: Terrence P. Dunn (Chair), L. Joshua Sosland and Paul Uhlmann, III. The primary functions of the Governance Committee are to: (i) consult with the Board regarding the size, organization and composition of the Board and its committee structure and makeup, (ii) select and approve candidates for Board membership, (iii) recommend director-nominees for each Board committee, (iv) lead the Board in its periodic reviews of the Board’s and its committees’ performance, (v) develop and recommend for Board approval, a set of corporate governance principles applicable to the Company, (vi) evaluate and make recommendations to the Board regarding Board effectiveness and corporate governance policies and practices, and (vii) provide consultation or assistance to the Board on such other corporate governance matters as the Board may refer to it from time to time. The Governance Committee met five times and acted once by unanimous consent during the 2005 fiscal year. The Governance Committee has a formal charter which is available on the Company’s website, at www.umb.com/investor. The Board has determined each member of the Governance Committee to be independent, as defined in applicable SEC and NASDAQ rules and regulations.

Audit Committee. The Company’s Audit Committee, a separately-designated standing committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, oversees the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The members of the Audit Committee are: Theodore M. Armstrong (Chair), David R. Bradley, Jr.,

John H. Mize, Jr., and (since July 26, 2005) Kris A. Robbins. The Board has determined each member of the Audit Committee to be independent, as defined in applicable SEC and NASDAQ rules and regulations. The Board determined at its January 24, 2006, meeting that Theodore M. Armstrong was an independent director and qualified as an audit committee financial expert, under applicable law and the NASDAQ rules. The Audit Committee met five times during the 2005 fiscal year.

The primary functions of the Audit Committee are to provide an evaluation, review and oversight of: the quality, integrity and adequacy of the accounting, financial reporting, risk management and internal control functions of the Company and its subsidiaries; the integrity of the Company’s financial statements and related reporting process; the Company’s compliance with legal and regulatory requirements; the independent auditors’ qualifications, independence and performance; and the performance and adequacy of the Company’s internal audit function. The Audit Committee has sole authority over the appointment and replacement of the independent auditors, is directly responsible for the compensation, oversight and pre-approval of the work of the independent auditors, and receives communications from the independent auditors. It is also responsible for preparing an Audit Committee report to be included in the Company’s annual proxy statement, and reviewing financial statements and other releases prior to filing with the SEC. The Audit Committee reviews and approves related party transactions. Additionally, it establishes procedures for the processing of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

At its January 24, 2006, meeting, the Board adopted a revised written charter for its Audit Committee. A copy of that revised charter is included as Appendix A to this Proxy Statement, and may also be viewed on the Company’s website at www.umb.com/investor.

Compensation Committee. The Company’s standing compensation committee (the “Compensation Committee”) consists of the following members: L. Joshua Sosland (Chair), Greg M. Graves, and Thomas D. Sanders (Greg M. Graves was appointed to the Committee on July 25, 2005, replacing Kris A. Robbins who resigned from the Compensation Committee and was appointed to the Audit Committee on such date). The primary functions of the Compensation Committee are to: (i) establish and adjust the compensation of the chief executive officer and such other officers of the Company and its subsidiaries as the Compensation Committee specifies from time to time, (ii) produce a report for inclusion in the Company’s proxy statement, in accordance with applicable laws, rules and regulations, (iii) recommend to the Board the compensation of directors who are not officers of the Company, and (iv) administer the Company’s short-term incentive compensation plan, and stock option and equity compensation plans, including the granting of options and restricted stock grants thereunder. The Compensation Committee met five times and took action once by unanimous consent during the past fiscal year. The Board has determined each member of the Compensation Committee to be independent under applicable SEC and NASDAQ rules and regulations, and to be a “non-employee director” as defined by Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” as defined by Section 162(m) of the Internal Revenue Code. The Compensation Committee has a formal charter which can be viewed on the Company’s website at www.umb.com/investor.

Compensation Committee Interlocks and Insider Participation. None of the members serving on the Compensation Committee during the 2005 fiscal year (L. Joshua Sosland, Greg Graves, Kris A. Robbins, and Thomas D. Sanders) have been officers or employees of the Company or its subsidiaries, or have had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K of the Securities and Exchange Commission.

Executive Committee. The Board has established and appointed an Executive Committee having the authority to take action in lieu of action by the Board between the Board’s regularly scheduled meetings with respect to all matters other than acquisitions and dispositions of material portions of the Company’s assets, and other than changes in the compensation of any Company employee who has been identified as an individual for whom the Compensation Committee has been given exclusive authority to make compensation decisions. All actions by the Executive Committee are subject to ratification by the Board at its next-scheduled meeting. Present members of this committee are J. Mariner Kemper, Peter J. deSilva, Peter J. Genovese and Michael D. Hagedorn. The Executive Committee acted by unanimous consent seven times during 2005.

Selection of Nominees for the Board of Directors

In identifying and evaluating nominees, the Governance Committee receives recommendations from Company management, from other directors, and from shareholders (in accordance with the procedures described below). The Governance Committee reviews information on each candidate and evaluates him/her based on the criteria set out in the Governance Committee Charter and the needs and requirements of the Company and its Board committees. The Governance Committee believes any director candidate should have the following minimum qualifications: be an individual of high character and integrity; have a reputation, both personal and professional, consistent with the image and reputation of the Company; and have expertise that may be useful to the Company. The Governance Committee considers various factors, including the independence of the candidate, as well as his or her experience, diversity, age, geographic representation, business associations, economic relationships, education or special skills, prior service on the board of directors of a publicly-traded company, areas of expertise, reputation, ability to regularly attend and actively contribute to Board meetings, and other characteristics and qualities as identified by the Governance Committee or by the Board from time to time as being likely to enhance the effectiveness of the Board and its committees.

It is the policy of the Governance Committee to consider nominations and director candidates properly made or recommended by shareholders in accordance with applicable laws and regulations, or submitted in writing by shareholders to the Governance Committee providing the candidate’s name, biographical data and qualifications. Such written submissions should be sent to: “Board Corporate Governance and Nominating Committee, c/o Corporate Secretary, UMB Financial Corporation, 6th Floor, Mail Stop # 1020604, 1010 Grand Blvd., Kansas City, Missouri 64106.” In its consideration of such nominees, the Governance Committee utilizes the same criteria and factors as described in the Governance Committee Charter. There is no difference between the manner in which candidates or nominees submitted by shareholders are evaluated, compared to the manner in which candidates or nominees submitted by management or by members of the Governance Committee or by any other person or entity, are evaluated.

The Governance Committee met in January 2006 and selected candidates to fill vacancies on the Board. The Board subsequently nominated such candidates to be presented to the shareholders as reflected in Proposal #1. Except for Michael Chesser, the candidates identified in Proposal #1 are current directors standing for re-election. The Company’s Chief Executive Officer recommended that the Governance Committee consider Mr. Chesser as a candidate having appropriate qualifications for a director.

Director Independence

The Board undertook a review of director independence in January 2006. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family, including transactions and relationships with affiliated entities of each director or members of his or her immediate family, and the Company and its subsidiaries. The Board has determined that the following members of the Board are independent as defined in applicable SEC and NASDAQ rules and regulations, and that each constitutes an “Independent Director” as defined in NASD Marketplace Rule 4200. These members constitute a majority of the entire Board.

Theodore M. Armstrong	Kris A. Robbins
David R. Bradley, Jr.	Thomas D. Sanders
Terrence P. Dunn	L. Joshua Sosland
Greg M. Graves	Paul Uhlmann III
Richard Harvey	Dr. Jon Wefald
John H. Mize, Jr.	Thomas J. Wood III

Attendance at the Board of Directors Meetings, Committee Meetings and Shareholders Meetings

The Board met five times during 2005, and the Executive Committee took action in lieu of meetings seven times during such year. The Audit Committee met five times, the Compensation Committee met five times, and the Governance Committee met five times. The only director who failed to attend at least 75% of the aggregate of the number of Board meetings and committee meetings held during the portion of fiscal year 2005 during which such respective director was a member thereof, was Greg M. Graves.

The Board has adopted a formal policy that strongly encourages all members of the Board to attend the Company’s Annual Meeting of Shareholders, to facilitate communication between the directors and the shareholders of the Company. Sixteen of the seventeen elected members of the Board attended the prior annual meeting of shareholders held on April 26, 2005.

Director Compensation

Directors of the Company who are not employed by the Company or its subsidiaries receive a retainer of $20,000 per year, of which $10,000 is paid in cash and $10,000 in a grant of Company common stock. Both the cash portion and stock portion are based upon the numbers of full calendar quarters that the respective director serves as a Director. The stock portion and cash portion of the retainer for 2005 were both paid in January, 2006. Hereafter, one-fourth of the cash portion of the retainer will be paid at the end of each calendar quarter of service, and the stock portion of the retainer will continue to be awarded at the end of the year. The directors also receive $1,000 for each Board meeting they attend. The Audit Committee chairman receives an annual retainer of $5,000, and all Audit Committee members are each paid $1,000 for each committee meeting they attend. The chairmen of the Governance Committee and the Compensation Committee each receive an annual retainer of $2,500, and the members of the Governance Committee and the Compensation Committee are each paid $1,000 for each committee meeting they attend. The attendance fees for attendance of telephonic meetings are one-half of the regular attendance fees. No fees are paid to members of the Executive Committee for Board or committee service.

Certain Transactions

In 2005, the Company made the following payments to Miriam M. Allison (a former director whose term expired April 26, 2005) and certain members of her immediate family. Such payments represent installment payments of a portion of the purchase price to be paid for the capital stock of Sunstone Financial Group Inc. (“Sunstone”) acquired by the Company from her and other parties in 2001, and in settlement of Sunstone’s obligations to certain of its employees under a Parallel Stock Unit Plan, in connection with the acquisition. The recipients of the payments were: Miriam M. Allison—$748,886; Sarah Hammond (Ms. Allison’s daughter)—$5,870; Peter Hammond (Ms. Allison’s son-in-law)—$26,107; Rebekah Allison (Ms. Allison’s daughter)—$5,870; Mathew Allison (Ms. Allison’s son)—$5,870; William Meyer (Ms. Allison’s brother)—$16,854. It is anticipated that similar payments (representing the final installment of the purchase price and settlement referred to above) will be made in 2006, although the amounts of such payments cannot be determined at this time.

The Company’s subsidiary, UMB Funds Services Inc., employs Peter J. Hammond, a son-in-law of Miriam M. Allison, as Executive Vice President & Chief Administrative Officer. Mr. Hammond received compensation of $121,500 during 2005, and it is anticipated that he will receive similar compensation during 2006.

R. Crosby Kemper, a holder of more than 5% of the Company’s voting securities and father of directors J. Mariner Kemper and Alexander C. Kemper, received $186,152 in consulting fees (including expense reimbursement) pursuant to a consulting agreement. The Company anticipates paying Mr. Kemper $12,500 per month under the consulting agreement during 2006. The Company will also provide Mr. Kemper with expense reimbursement, an automobile, secretarial and administrative support and office facilities during 2006.

Heather K. Miller, a sister of J. Mariner Kemper and Alexander C. Kemper, and a daughter of R. Crosby Kemper, is employed by the Company as Senior Vice President and member of the Management Committee, and received compensation of $123,438 during 2005. It is anticipated that Ms. Miller will receive similar compensation during 2006.

R. Crosby Kemper, Alexander C. Kemper and J. Mariner Kemper together with certain other members of their immediate family, own a majority of the stock of Pioneer Service Corporation, and they serve as executive officers of such company. During 2005, Pioneer Service Corporation leased three highway billboards and one parking lot to the Company and its subsidiaries under lease agreements running through the end of 2006 and 2007, respectively, on terms no less favorable to the Company than those which could be obtained from non-affiliated parties. The total lease payments made to such company during 2005 were $201,000, and the lease agreements provide that payments in the same amounts will be made during 2006.

The Company is a very small shareholder of Perfect Commerce, Inc., (a company that is the successor of a company (eScout LLC) originally established by the Company and since spun off to venture capitalists and other investors). Perfect Commerce Inc. (“Perfect”) provides licenses, software and hosting services by which participating businesses can purchase goods and services from manufacturers or other third parties; it also provides other software and applications for related business purchasing functions. Director Alexander C. Kemper is CEO and a shareholder of Perfect, and R. Crosby Kemper Jr. and his spouse are small shareholders of Perfect. During 2005, the Company paid the sum of $149,000 to Perfect, representing payment of license fees and consulting services to enable the Company to electronically purchase goods and services from third parties, and to conduct “reverse auctions” (specialized requests for proposals that are conducted and processed electronically) through Perfect’s system. It is anticipated that the Company and its subsidiaries will make similar license fee and consulting services payments to Perfect during 2006. In 2005, Perfect paid the sum of $154,826 to the Company in consideration for being permitted to locate and operate its servers in the Company’s operations and technology building. The Company believes that the sum paid to it by Perfect is fair and is equal to, or higher than, the price that would be paid by an unrelated third party in an arms-length transaction. It is contemplated that such arrangements will continue in 2006.

During 2005, many of the directors, nominee directors, executive officers, as well as members of their immediate families and companies with which they are associated, were customers of, and had credit and other banking transactions with, the Company’s affiliate banks in the ordinary course of each respective bank’s business. Such relationships were, and continue to be, conducted on substantially the same terms as those prevailing at the same time for comparable transactions with other persons. All loans made to them by such affiliate banks were made in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Code of Ethics

The Company has adopted a Code of Ethics (“Code”) which applies to all employees, officers, and directors of the Company, including the chief executive officer, the chief financial officer and the chief accounting officer. There were no waivers of the Code during 2005. The Code can be viewed on the Company’s website at www.umb.com/investor. The Company will post any changes to the Code, as well as any waivers of the Code for directors, the chief executive officer, chief financial officer, chief accounting officer or any other executive officer, at the same location on such website.

Communications with the Board of Directors

The Board has adopted a formal policy providing a process for shareholders to send communications to the Board, or any individual director. Such communications must be in writing and sent to the Board (or to the individual director) at the following address: UMB Financial Corporation, Chairman of the Governance Committee, c/o Corporate Secretary, Mail stop 1020604, 1010 Grand Blvd., Kansas City, MO 64106. All such shareholder communications will be acknowledged and reviewed by the Corporate Secretary, and the Corporate Secretary will regularly forward to the Governance Committee a summary of such correspondence. The Governance Committee may take such further action, if any, on any item of correspondence, as it deems appropriate. Any Board member may at any time request and review a log of all correspondence received by the Corporate Secretary that is addressed to the Board (or any individual members thereof), and may obtain from the Corporate Secretary, copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are to be immediately brought to the attention of the chairperson of the Audit Committee, to be thereafter handled in accordance with procedures established by the Audit Committee with respect to such matters.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has met and held discussions, including separate executive sessions, with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with management and the independent auditors performing the Company’s audits prior to public release of each announcement.

The Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence

Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence, describing all relationships between the independent auditors and the Company that might bear on the independent auditors’ independence; discussed with the independent auditors the independent auditors’ independence and any relationships that may impact the independent auditors’ objectivity and independence; and satisfied itself as to the independent auditors’ independence. The Audit Committee determined that the independent auditors’ provision of non-audit services to the Company was insignificant in amount and compatible with the independent auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent auditors and the internal auditors, their respective audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including the matters required to be discussed under Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) as may be modified or supplemented, and discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2005, and has discussed them with management and with the independent auditors.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee has also selected Deloitte & Touche LLP as the independent auditors for the Company and its subsidiaries for 2006. The Board has concurred in that selection and has presented the matter to the stockholders of the Company for ratification.

Theodore M. Armstrong, Chairman

David R. Bradley, Jr.

John H. Mize, Jr.

Kris A. Robbins

EXECUTIVE COMPENSATION

Report of the Compensation Committee

Committee Responsibilities. Under its Charter, the Compensation Committee is responsible for determining the compensation of the Company’s Executive Officers. The Executive Officers include, but are not limited to, the five officers (including the Chief Executive Officer) identified in the Summary Compensation Table below (collectively the “Named Executive Officers”). The Compensation Committee has delegated responsibility for the setting of compensation of all other Company and subsidiary officers (excluding the Executive Officers) to the respective chief executive officer of the Company or subsidiary, as the case may be, employing such officers. Nevertheless, the Compensation Committee annually reviews the Company’s aggregate compensation levels and general policies, the total size and structure of equity grants, the structure of the Company’s short-term incentive compensation plan, and goals and objectives relevant to the compensation provided to all officers. In carrying out its various responsibilities during 2005, the Committee utilized the services of an independent professional compensation consultant.

Statement of Compensation Policies. The Company’s compensation structure is designed to attract, motivate and retain the highly-talented executives that the Company needs to create and deliver top-quality products, services and solutions to its customers, and to achieve financial and operational success. The total compensation packages that the Company has historically offered its executives have consisted primarily of salary. Those packages have not adequately addressed the market-driven cost of talent or the variable characteristics of performance, and therefore beginning in 2005, the Company adopted a policy that salaries should be established based upon the individual market value of each executive, and that performance should be recognized and rewarded through the use of variable pay structures. The individual market value of each executive is determined by reference to the total compensation offered to individuals performing comparable duties at financial institutions and peer-group companies that represent competitors for such talent (the “Peer Group”) and through the use of an objective, uniform valuation process that takes into account the individual skills, experience and value of each executive, as well as the Company’s size, profitability and other circumstances. These changes bring total compensation for executives closer to the market norms, and provide additional motivation for the Company’s executives to perform at the higher levels necessary to achieve the Company’s increased goals and objectives. However, the Committee has at this time established variable pay opportunities at levels below the market norms. As the Company’s performance improves, this policy will be reviewed. The policy provides that a significant portion of the total compensation opportunity for each executive is contingent upon, and tied to, the financial and non-financial performance of both the Company and the respective executive.

The Company’s policies with respect to compensation are that its executives be compensated in a fair, reasonable and competitive manner; that their interests be aligned with the short-term and long-term interests of the Company’s shareholders; that they be provided financial incentives to achieve or exceed specified short-term goals and performance levels; that they be motivated to perform in a manner that will enable the Company to accomplish its strategic initiatives and the multi-year performance goals established by the Committee; that they receive total potential compensation packages that are competitive to those offered by Peer Group companies; and that they be rewarded for superior performance and thereby encouraged to remain with the Company and continue performing at a high level. Consistently-higher-performing executives should be rewarded more than those in similar positions with lower performance levels. As a rule, executives with higher levels of responsibility should have a greater percentage of their potential total compensation offered in the form of incentive or performance based compensation.

The principal tools used by the Committee to implement the Company’s compensation policies can be divided into three components: (i) salary, cash bonuses and lump sum payments; (ii) annual cash awards under short-term incentive compensation arrangements; and (iii) awards of both performance-based and service-based restricted stock as well as stock options under long-term incentive compensation plans. A mix of these components was used during 2005, with increasing use of components that included a “pay for performance” element providing for increased compensation if specified goals, objectives and performance standards were achieved.

Salary. The Committee continued to follow its prior general policy of paying salaries based on benchmarks that approximate the median of the salary range of individuals having comparable duties and responsibilities at Peer Group companies, as reflected in public filings or as reflected in compensation surveys and other research data. The Compensation Committee believes that such Peer Group companies represent the most significant competition for the services of the Company’s executives, and has thus set salaries of Executive Officers that are designed to be relatively competitive with those of the Peer Group companies, so as to help retain such Executive Officers. In considering comparable salary data, the Compensation Committee has taken into consideration the relative financial performance of the Peer Group companies compared to the financial performance of the Company, and the size of the Peer Group companies compared to the size of the Company.

Short Term Incentive Compensation. In October 2004, the Board of Directors approved a short-term incentive compensation plan that authorized the Compensation Committee to implement, from year to year and at its discretion, an annual cash award program for executives whose performance is deemed to be key to the success of the Company. The Board concluded that such programs are necessary in order to attract and retain the key officers having the skills and experience necessary to implement the Company’s key initiatives and improve its performance, and that such programs must be competitive (taking into account the current financial performance of the Company) with the short-term incentive compensation opportunities (and total compensation) offered by Peer Group companies.

Pursuant to such authority, the Compensation Committee adopted a 2005 short-term incentive compensation program that made available to all Executive Officers, and to certain other senior officers of the Company and its subsidiaries, cash award opportunities as a percentage of the participants’ respective salaries. Such awards are payable however only to the extent that Committee-approved one-year objective performance objectives applicable to each respective participant were achieved. Such objectives were specified in an individual “Scorecard” for each respective participant. Each Scorecard established quantitatively-measured objectives that were to be accomplished by the end of the year in order to drive the implementation of Company-wide strategic initiatives.

The Scorecard of each participant included objectives unique to the participant’s department or respective area of responsibility, such as increased sales of specific products and services, control of expenses, increased customer satisfaction scores, growth in specific assets or liabilities, improvements in key ratios, and improved operational performance and profitability. To varying degrees, participants’ Scorecards also incorporated objectives reflected on the “Company Scorecard.” The Company Scorecard measured the extent to which the Company as a whole implemented its key strategic objectives and achieved specified goals and objectives. Included within the measurements reflected on the Company Scorecard were loan growth and deposit growth, increases in assets under management, increases in cross sales, improvements in operating efficiencies and non-interest expense, and increases in associate satisfaction and engagement.

The amount of the short-term incentive compensation awards was based on the extent to which the objectives set out in the applicable Scorecards were met. In order to assure that the interests of the Company’s shareholders were protected, the program further provided that any such awards to the Chief Executive Officer, and a number of other Executive Officers having primarily Company-wide responsibilities, were contingent upon the Company’s achievement of a minimum level of 2005 operational profitability, as set by the Committee. Such minimum level of profitability was slightly exceeded in 2005, and accordingly the amount of the awards made to the Chief Executive Officer and the other specified Executive Officers was proportionately increased by a small percentage. Awards granted to Executive Officers under the 2005 short-term incentive compensation program were paid in February 2006, and ranged in size (expressed as a percentage of the recipient’s respective salary) from 0% to 55%.

In addition, a limited number of cash bonuses and lump-sum awards outside of the above-described short-term incentive plan were paid in 2005, to reward the short-term performance of a number of executives not covered by such plan. The use, timing and amounts of such awards were based primarily upon the relationship between the executive’s performance and the Company’s performance (and, where appropriate, the performance of the department or operations for which the executive was principally responsible).

Long Term Incentive Compensation. At the 2005 Annual Meeting, the Company shareholders approved a long-term incentive compensation plan that authorizes the Compensation Committee to implement, at its discretion and on a year-to-year basis, a long-term incentive compensation program under which restricted stock and non-qualified stock options may be granted to executives selected by the Committee. The plan contemplates that each such program could cover a multi-year performance period. Acting under the authority of that plan, the Compensation Committee established a 2005 long-term incentive compensation program for the Chief Executive Officer, all other Named Executive Officers, and a limited number of other Executive Officers. The program provided for a target award of both performance-based and service-based restricted stock as well as non-qualified stock options, equal to a percentage of the salaries of the recipients. Each target award amount was then allocated to the following three subcategories: performance-based restricted shares, service-based restricted shares, and non-qualified stock options. The number of shares of restricted stock granted to each recipient was determined by dividing the amount of his/her restricted stock subcategory target value, by the fair market price of the Company’s stock on the day the restricted stock was issued. The number of non-qualified options granted to each recipient was determined by dividing the amount of his/her non-qualified stock option target value, by the Black-Scholes valuation of an option.

Under the 2005 long-term incentive compensation program, the forfeiture provisions applicable to service-based restricted stock expire over a period of three to five years, based solely on the continued service of the recipient, but subject to acceleration upon the occurrence of a change in control of the Company. Forfeiture provisions applicable to the performance-based restricted stock expire at the end of a three-year period, but only if the Company achieves a specified three-year financial performance standard over that period of time, but subject to acceleration upon the occurrence of a change in control of the Company. The non-qualified stock options completely vest over five years with partial vesting at the end of the third and fourth years, based on the continued service of the recipient (but subject to earlier termination on specified circumstances, and acceleration upon an occurrence of a change of control), and expire ten years from the date of grant. The objective of the long-term incentive program is to provide a significant equity-based incentive for participants to execute, multi-year strategies that are closely aligned with long-term shareholders’ interest. The use of these stock-based incentive awards is designed to give the executives a substantial carried interest in taking steps to ensure continued growth in the price of the Company’s stock over time. Target ranges of the long-term awards (expressed in terms of a percentage of each recipient’s respective salary) ranged from 10% to 100%, depending upon the executive’s responsibilities and pay grade.

Also, the Company has for many years encouraged stock ownership by all of its officers, by offering a qualified incentive stock option plan under which a significant number of officers of the Company and its subsidiaries receive a modest number of options to buy the Company’s common stock. The Compensation Committee, in its discretion, may grant such options annually. Such options, which vest over a period of five years and expire after 10 years, allow recipients to buy Company stock at a price equal to the fair market value of Company stock on the date the option is granted. In awarding stock options, the Compensation Committee has given significant weight to the individual performance of each officer. No qualified stock options were granted in 2005 to any Named Executive Officer.

Policies Applicable to the Determination of Compensation of all Executive Officers. In determining the level of each component of the total compensation to be provided to Executive Officers during 2005, the

Compensation Committee applied the policies described above and considered the factors and criteria set out in the Compensation Committee Charter. Such elements include the Executive Officer’s individual performance and extent to which he/she has accomplished specified goals, the level of performance of the Executive Officer’s department or area of responsibility, the Company’s financial and non-financial performance and accomplishment of its specified goals or strategic objectives, the Executive Officer’s past salary and incentive compensation, and Peer Group comparisons. The Compensation Committee also considered growth of the Company’s revenues, assets, deposits and business and any reductions in its expenses and losses, together with the contributions that the Executive Officer made in achieving such growth or reductions. More specifically, the short-term incentive compensation award made to each respective Executive Officer was based primarily upon the extent to which he/she met the objectives set out on his/her individual Scorecard, and, in some instances, the extent to which the objectives set out in the Company Scorecard were achieved. In setting the compensation of the Executive Officers, the Committee considered recommendations made by the Chief Executive Officer. In arriving at its decision as to the overall compensation to be granted to each Executive Officer, the Compensation Committee considered the overall mix of all components of compensation, including salary, short-term incentive compensation awards, long-term incentive compensation equity grants and the dollar value of perquisites and personal benefits, and concluded that the aggregate total compensation to be granted was reasonable and not excessive. The number of options and/or shares of Company stock already held by such Executive Officers was not a factor in the Committee’s decisions as to grants of options or restricted shares, although the Committee does consider it important that all Executive Officers have increasing stock ownership positions in the Company, to better align their interests with the Company’s shareholders’ long term interests.

Determination of Compensation of the CEO. In determining the compensation of the Company’s Chief Executive Officer during 2005, the Compensation Committee considered the same elements considered by it in setting the compensation of the other Executive Officers (see preceding paragraph). It also gave significant weight to the Chief Executive Officer’s contributions in providing leadership and improving the Company’s financial and operational performance, in developing and implementing key Company strategies, in improving key ratios and associate satisfaction and engagement, in increasing volumes of business and growth in the Company’s loans and deposits and other business segments, and in successfully recruiting key personnel. The Company’s depressed financial performance during 2004, to some extent offset by improvements in the Company’s financial performance during 2005, was a specific factor considered by the Committee in its decision to leave the Chief Executive Officer’s 2005 salary at the same general level as it was during his service as Chief Executive Officer in 2004. The Compensation Committee did not consult with, or receive recommendations from, the Chief Executive Officer with respect to the setting of the Chief Executive’s compensation.

The Chief Executive Officer’s award under the 2005 short-term incentive compensation program was tied directly to the Company’s accomplishment of the goals and objectives set forth on the Company Scorecard and the 2005 operational profitability. The amount of the 2005 target award established for the Chief Executive Officer under the 2005 long-term incentive compensation program reflected his overall leadership responsibilities, and was based on a percentage of his salary. The service-based restricted stock, performance-based restricted stock, and non-qualified options, granted to the Chief Executive Officer will vest, and the restrictions applicable thereto will expire, on the same basis as similar grants made to other Executive Officers.

In arriving at its decision as to the overall compensation to be granted to the Chief Executive Officer, the Compensation Committee considered the overall mix of all components of compensation, including salary, short-term incentive compensation awards, long-term incentive compensation equity grants and the dollar value of perquisites and personal benefits, and concluded that the aggregate total compensation to be granted was reasonable and not excessive.

Plans Available to all Company Associates. The Company maintains the ESOP of UMB and the UMB Profit Sharing and 401(k) Savings Plan for all employees of the Company and its subsidiaries. The Company may elect to contribute a portion of the Company’s annual profit to either plan. Any such discretionary Company contributions are allocated to all eligible employees of the Company and its subsidiaries (which comprises the vast majority of the Company’s workforce, and includes all Executive Officers). The Company elected not to make a profit sharing contribution in 2005. Employees of the Company and its subsidiaries may also make 401(k) salary deferral contributions to the UMB Profit Sharing and 401(k) Plan, subject to Internal Revenue Service regulations and dollar limits. The Company, in its discretion, may match part of those contributions, and in the past the Company has contributed fifty cents for each dollar contributed by an employee up to a maximum of four percent of the employee’s annual compensation.

Deduction Limitation for Certain Compensation. Internal Revenue Code Section 162(m) limits the deduction for federal income tax purposes by publicly-held corporations of compensation in excess of $1 million paid to the Named Executive Officers, unless such compensation is performance-based as defined in Section 162(m). The Compensation Committee and the Board have been and will continue to be counseled on the limitations imposed by Section 162(m), and the Compensation Committee will consider the limitations imposed by Section 162(m) in structuring future compensation for the Executive Officers. The Compensation Committee’s objective in designing the long-term incentive compensation plan described above was that a portion of any awards thereunder would be performance-based compensation that would not count toward the $1 million cap referred to above. The Compensation Committee cannot make any assurances, however, that it will not authorize the payment of non-deductible compensation. As stated above, the Compensation Committee structures compensation for its Executive Officers to be competitive with the Peer Group companies in the communities served by the Company and to provide appropriate incentives for Executive Officers to perform at a superior level. The Compensation Committee will work to maintain compensation, to the extent feasible, that is fully deductible. Nonetheless, such limitation on deductibility will have to be weighed against the interests of the Company in attracting, retaining and motivating high-quality executives.

L. Joshua Sosland, Chairman

Gregory M. Graves

Thomas D. Sanders

Employment Agreements

The Company issued a Memorandum of Understanding in May 2004 that reflected the terms of employment for its President and Chief Operating Officer, Peter J. deSilva. Under the terms of the Memorandum of Understanding, Mr. deSilva is an “at will” employee and will receive a base salary (set initially at $460,000) that is subject to annual adjustments by the Compensation Committee. Mr. deSilva also received a one-time restricted stock grant of 4,000 shares of Company common stock, with the award vesting 20% on each anniversary of employment by the Company. Mr. deSilva is eligible to participate in any executive compensation plans that should be implemented for upper-level management. The Company will provide Mr. deSilva with a company car (or cash equivalent) and a country club membership, on conditions comparable to those applicable to the Chief Executive Officer. Mr. deSilva also received the Company’s highest level executive relocation payments and support.

Should a “Change in Control” of the Company occur during the first five years after Mr. deSilva’s employment with the Company commenced, and the employment with the Company (or its successor in interest) is terminated within one year following such Change in Control (other than by death or disability or resignation or an involuntary termination based on acts of dishonesty or violations of law, regulations or other material policy of the Company, or failure to carry out assigned duties or perform in a reasonable manner all significant duties), Mr. deSilva will receive as a severance payment a cash payment equal to his annual base salary at the time the Change in Control occurred, less his gross base salary applicable to the period of time between such Change in Control and such termination of employment. A “Change in Control” occurs on the consummation of the sale of all or substantially all of the assets of the Company; or a sale or transfer of substantially all of the Company’s stock to, or merger or consolidation of the Company with, any other person or entity.

The Company and its President and CEO of UMB Fund Services subsidiary, Vincent J. Ciavardini, signed a letter in January 14, 2002, confirming the Company’s offer to employ Mr. Ciavardini on an “at-will” basis in the position he currently holds. The terms of the initial compensation package offered to Mr. Ciavardini in such letter included a salary of $280,000, a leased car, a bonus of 5% of pre-tax net profits of the subsidiary of which he would be in charge, and a discretionary bonus opportunity of 5% on certain other profits of a related department of the Company. He was permitted to participate in the Company’s qualified stock option plan. The Company’s executive relocation benefits package and standard associate benefits package were also provided.

I. Summary Compensation Table

	Annual Compensation					Long Term Compensation (Awards)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Award(s)		Securities Underlying Options(#)	All Other Compensation
J. Mariner Kemper	2005	$500,000	$254,742	—		$371,772	(1)	8,747	$4,100	(2)
Chairman and CEO of the	2004	403,846	—	—		—		1,728	6,337
Company and Chairman and	2003	211,923	—	—		—		1,750	21,123
CEO of UMB Bank Colorado

Peter J. deSilva	2005	$460,000	$249,363	$95,818	(3)	$342,039	(4)	8,048	$4,100	(2)
President and COO of the	2004	422,846	—	85,054		204,120	(5)	1,728	—
Company and Chairman and	2003	—	—	—		—		—	—
CEO of UMB Bank, n.a.

Peter J. Genovese	2005	$323,730	$146,185	—		$168,470	(6)	3,964	$4,100	(2)
CEO—St. Louis and Vice	2004	323,729	7,500	—		—		1,728	6,337
Chairman—East Region	2003	324,233	—	44,463		—		2,000	8,929

Vincent J. Ciavardini	2005	$299,230	$164,634	—		$96,606	(7)	3,674	$4,100	(2)
Vice Chairman of the	2004	280,000	—	—		—		600	5,635
Company, President and	2003	280,000	29,094	—		—		500	4,000
CEO of UMB Fund Services

David D. Kling	2005	$245,028	$194,049	—		$78,895	(8)	3,000	$4,100	(2)
Divisional Executive Vice	2004	228,020	70,000	—		—		900	6,337
President, UMB Bank, n.a.	2003	228,020	—	—		—		900	7,861

(1)	As of the end of the fiscal year, Mr. Kemper had 6,977.75 shares of restricted stock with a market value of $445,948. Dividends and distributions paid on the restricted stock are used to purchase common stock, pursuant to the Company’s dividend reinvestment plan. 50.75 shares of the restricted shares reported above are the result of dividend reinvestment. Such shares are subject to the same rights, restrictions and provisions applicable to the respective shares upon which the dividends or distributions were paid or made.

(2)	Includes a $4,100 matching contribution to the 401(k) savings plan.

(3)	Includes payment of $84,836 in initiation and membership fees to various clubs.

(4)	As of the end of the fiscal year, Mr. deSilva had 6,419.70 shares of restricted stock with a market value of $410,283. Dividends and distributions paid on the restricted stock are used to purchase common stock, pursuant to the Company’s dividend reinvestment plan. 46.70 shares of the restricted shares reported above are the result of dividend reinvestment. Such shares are subject to the same rights, restrictions and provisions applicable to the respective shares upon which the dividends or distributions were paid or made.

(5)	The Company awarded Mr. deSilva a total of 4,000 shares of restricted stock on May 4, 2004. 3,276.11 of the shares (76.11 shares are the result of dividend reinvestment on the unvested portion of the initial shares granted) remain unvested as of the close of the fiscal year, and the market value of such shares, based on the closing price of Company common stock on December 30, 2005, was $209,376. The restricted stock will continue to vest over the five year period (20% per year) on January 20 of each year as long as Mr. deSilva remains in the employment of the Company. Dividends and distributions paid on the restricted stock are used to purchase common stock, pursuant to the Company’s dividend reinvestment plan. Such shares are subject to the same rights, restrictions and provisions applicable to the respective shares upon which the dividends or distributions were paid or made.

(6)	As of the end of the fiscal year, Mr. Genovese had 3,162 shares of restricted stock with a market value of $202,083. Dividends and distributions paid on the restricted stock are used to purchase common stock, pursuant to the Company’s dividend reinvestment plan. 23 shares of the restricted shares reported above are the result of dividend reinvestment. Such shares are subject to the same rights, restrictions and provisions applicable to the respective shares upon which the dividends or distributions were paid or made.

(7)	As of the end of the fiscal year, Mr. Ciavardini had 1813.19 shares of restricted stock with a market value of $115,881. Dividends and distributions paid on the restricted stock are used to purchase common stock, pursuant to the Company’s dividend reinvestment plan. 13.19 shares of the restricted shares reported above are the result of dividend reinvestment. Such shares are subject to the same rights, restrictions and provisions applicable to the respective shares upon which the dividends or distributions were paid or made.

(8)	As of the end of the fiscal year, Mr. Kling had 1,480.77 shares of restricted stock with a market value of $94,636. Dividends and distributions paid on the restricted stock are used to purchase common stock, pursuant to the Company’s dividend reinvestment plan. 10.77 shares of the restricted shares reported above are the result of dividend reinvestment. Such shares are subject to the same rights, restrictions and provisions applicable to the respective shares upon which the dividends or distributions were paid or made.

II. Option Grants in 2005

The following table provides information with respect to the nonqualified stock option grants made to executive officers named in the Summary Compensation Table during the Company’s 2005 fiscal year under the 2005 program established pursuant to the UMB Financial Corporation Long-Term Incentive Compensation Plan (“2005 LTIP”).

Options granted under the 2005 LTIP have a maximum term of 10 years from the Vesting Commencement Date of January 1, 2005, subject to earlier termination in the event of the optionee’s cessation of service with the Company. The options will vest and become exercisable for 50% of the option shares upon the completion of three years from the Vesting Commencement Date; for 75% of the option shares upon the completion of four years from the Vesting Commencement Date; and for 100% of the option shares upon the completion of five years from the Vesting Commencement Date. Each of the options will vest immediately upon the optionee’s death, disability or qualified retirement, and will immediately vest and become exercisable upon a change in control of the Company. The exercise price of each option may be paid in cash or in shares of Company common stock valued at the mean of the high and low price of the stock on the exercise date.

	Individual Grants				Potential Realizable Value at Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees In 2005 (2)	Exercise Price (Per Share)	Expiration Date	5%	10%
J. Mariner Kemper	8,747	6.1%	$54.13	1/1/2015	$285,755	$717,515
Chairman and CEO of the
Company and Chairman and
CEO of UMB Bank Colorado

Peter J. deSilva	8,048	5.6%	$54.13	1/1/2015	$262,920	$660,175
President and COO of the
Company and Chairman and
CEO of UMB Bank, n.a.

Peter J. Genovese	3,964	2.7%	$54.13	1/1/2015	$129,500	$325,166
CEO—St. Louis and Vice
Chairman—East Region

Vincent J. Ciavardini	3,674	2.5%	$54.13	1/1/2015	$120,026	$301,378
Vice Chairman of the
Company, President and
CEO of UMB Fund Services

David D. Kling	3,000	2.1%	$54.13	1/1/2015	$98,007	$246,089
Divisional Executive Vice
President, UMB Bank, n.a.

(1)	The potential realizable value is calculated based on the term of the option at the time of its grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the option term. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company’s estimate or projection of the future common stock price.

(2)	Grants were made under the 2005 LTIP and, to non-Executive Officers, under the 2002 Incentive Stock Option Plan.

III. Aggregated Option Exercises in 2005, and Option Values at December 31, 2005

	Shares Acquired on Exercise(#)	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005(1)		Value of Unexercised In-the-Money Options at December 31, 2005
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
J. Mariner Kemper	–0–	–0–	4,137	15,325	$116,317	$199,837
Chairman and CEO of the
Company and Chairman and
CEO of UMB Bank Colorado

Peter J. deSilva	–0–	–0–	0	9,776	0	$89,181
President and COO of the
Company and Chairman and
CEO of UMB Bank, n.a.

Peter J. Genovese	2,101	$68,493	10,129	11,692	$281,535	$199,837
CEO—St. Louis and Vice
Chairman—East Region

Vincent J. Ciavardini	–0–	–0–	0	4,774	0	$47,198
Vice Chairman of the
Company, President and
CEO of UMB Fund Services

David D. Kling	–0–	–0–	2,651	6,400	$75,305	$88,280
Divisional Executive Vice
President, UMB Bank, n.a.

(1)	Number of underlying securities adjusted to reflect 10% stock dividends paid in 1996 and 2000 and 5% stock dividends paid in 1997, 1998, and 2002.

PROPOSAL #1: ELECTION OF DIRECTORS

General Information About The Nominees and The Current Directors

The Governance Committee of the Company has selected and approved, and the Board has nominated, candidates to be presented to the shareholders at the Annual Meeting for election to the Board. At the Annual Meeting, shareholders will be asked to vote for six Class III directors who will serve until the annual meeting in 2009.

As of the date of mailing, the authorized number of directors is 16, of which positions 15 are filled. Michael Chesser has been nominated to fill the currently-vacant position.

Directors are elected by cumulative voting, which means that each shareholder is entitled to cast as many votes for the election of directors to each class as shall equal the number of shares of common stock held by him or her times the number of directors to be elected in that class of directors. Each shareholder may cast all such votes for a single nominee within that class or may distribute them between two or more nominees within that class as he or she sees fit. To be elected, a nominee must receive a plurality of the votes of the shares entitled to vote on the election of the directors in that class and represented in person or by proxy at a meeting at which a quorum is present.

Each of the nominees has agreed to be named as a nominee and to serve as a director, if elected. It is not anticipated that any of the nominees will become unavailable for election; however, if any nominee(s) should unexpectedly become unavailable, the shares represented by the proxy will be voted for such substitute nominee(s) as the Governance Committee may select and approve, and the Board may nominate.

The following schedule sets forth information about the nominees and about the present directors of the Company who will continue in office:

Nominees For Election

Class III—Terms expiring in 2009

Name	Age	Position with the Company	Director Since
Michael J. Chesser	57	Nominee
J. Mariner Kemper	33	Chairman, CEO and Director	2004
John H. Mize, Jr.	65	Director	1986
Thomas D. Sanders	61	Director	1991
L. Joshua Sosland	45	Director	1998
Dr. Jon Wefald	68	Director	1998

Directors Who Will Continue In Office

Class II—Terms expiring in 2008

Name	Age	Position with the Company	Director Since
Theodore M. Armstrong	66	Director	2005
Greg M. Graves	48	Director	2003
Richard Harvey	67	Director	1999
Paul Uhlmann III	55	Director	2000
Thomas J. Wood III	59	Director	2000

Class I—Terms expiring in 2007

Name	Age	Position with the Company	Director Since
David R. Bradley, Jr.	56	Director	1983
Peter J. deSilva	44	President, COO, and Director	2004
Terrence P. Dunn	56	Director	2003
Alexander C. Kemper	40	Director	1992
Kris A. Robbins	47	Director	2000

Information About The Directors And Nominees

Mr. Armstrong served as Senior Vice President and Chief Financial Officer of Angelica Corporation in St. Louis, Missouri from 1986 until February 2004, and as a consultant to Angelica thereafter. Angelica Corporation is a provider of textile rental and linen management services to the U.S. healthcare market. Mr. Armstrong also serves as a director and as a member of the audit committee and nominating and corporate governance committee of Cabela’s Inc.

Mr. Bradley has served as President and Editor of the News-Press and Gazette Company in St. Joseph, Missouri since 1971. He has also served as Publisher since 1994. The News-Press and Gazette Company is a newspaper, cable and broadcasting company. The News-Press and Gazette Company has operations in Missouri, Kansas, Texas, Arizona, California, Oregon and Idaho.

Mr. Chesser has served as a director and Chairman and Chief Executive Officer of Great Plains Energy Incorporated, a holding company with various subsidiaries including Kansas City Power and Light Company, since October 2003. Prior to that, he served as Chief Executive Officer of United Water, a water utility, from 2002 through May 2003 and President and CEO at GPU Energy, an electric utility serving New Jersey and Pennsylvania From 2000 to 2002.

Mr. deSilva joined the Company as President and Chief Operating Officer in January 2004. In May of 2004, he also assumed the positions of Chairman and Chief Executive Officer of UMB Bank, n.a. Prior to joining the Company, Mr. deSilva served as Senior Vice President of Operations and Customer Service at Fidelity Investments in Boston, Massachusetts where he had worked since February 1987.

Mr. Dunn has served as President and Chief Executive Officer of J.E. Dunn Construction Group Inc. (formerly known as Dunn Industries) since 1989. J.E. Dunn Construction Group Inc. is headquartered in Kansas City, Missouri, and is the holding company for commercial contractor and construction company affiliates across the nation, including J. E. Dunn Construction Company.

Mr. Graves has served since October 2003, as President and Chief Executive Officer of Burns & McDonnell, a consulting engineering company headquartered in Kansas City, Missouri with offices and operations throughout the United States. From January 2003, through October 2003 he served as President and Chief Operating Officer of such company. He served as General Manager of that company’s Energy Division from November 1997 through June 2001, and as President of its Energy Group from July 2001 through December 2002.

Mr. Harvey has served as Chairman of the William H. Harvey Company, Omaha, Nebraska, since 1998. He served as President of that company from 1986 to 1998. The William H. Harvey Company is a manufacturer of plumbing specialties.

Mr. Alexander C. Kemper, a brother of J. Mariner Kemper, has served since March 2000 as Chairman and Chief Executive Officer of Perfect Commerce, Inc. (formerly eScout LLC), an e-commerce company in which UMB Bank, n.a. holds a minority interest. Prior to March 2000, he served as President of the Company from 1995 and as Chief Executive Officer from July 1999, and served as Chief Executive Officer of UMB Bank, n.a. from January 1996 and as Chairman and Chief Executive Officer of UMB Bank, n.a. from January 1997.

Mr. J. Mariner Kemper has served as Chairman and Chief Executive Officer of the Company since May 2004 and has served as Chairman and Chief Executive Officer of UMB Bank Colorado, n.a. since July 2000. Mr. Kemper was a Vice Chairman of the Company from February 2003 until May 2004. He also was President of UMB Bank Colorado from October 1997 until July 2000.

Mr. Mize has served as Chairman, President and Chief Executive Officer of the Blish-Mize Company, Atchison, Kansas, since 1982. Blish-Mize is a wholesale hardware distribution company.

Mr. Robbins was named Chairman of the Security Benefit Corporation and its companies in January 2006, and he has served as Chief Executive Officer since January 2001 and as President since 1998. Security Benefit Corporation and its affiliates provide annuities, mutual funds and retirement plans throughout the United States.

Mr. Sanders currently serves as Board Consultant/Strategic Planning, MMC Corp., Leawood, Kansas. From 1991 through 2005, he served as Chairman of MMC Corp. He served as Chief Executive Officer of such company from 1991 through January 2003. MMC Corp. is a construction holding company. Prior to that he served as Chairman of the Board, President and CEO of Midwest Mechanical Contractors, Inc., one of MMC Corp.’s operating companies.

Mr. Sosland has served as Vice President of Sosland Companies, Inc., Kansas City, Missouri, since 1993. The Sosland Companies are primarily engaged in trade publications for the baking, flour milling and grain industries. Mr. Sosland has also served as Executive Editor of “Milling & Baking News” since 1997.

Mr. Uhlmann has served as President of The Uhlmann Company, Kansas City, Missouri, since 1997. The Uhlmann Company is a grocery products company.

Dr. Wefald is currently the President of Kansas State University, Manhattan, Kansas, and has served in that capacity since 1986.

Mr. Wood, a first cousin of J. Mariner Kemper and Alexander C. Kemper, serves as General Partner, Wood Family Partnerships. From 1997 through March 2005, he served as Chairman of the Board of American West Medical Company, a distribution, sales and marketing company of medical supplies.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE -NAMED NOMINEES.

PROPOSAL #2: RATIFICATION OF SELECTION OF

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee selected and engaged Deloitte & Touche LLP as independent public accountants to examine and audit the consolidated financial statements of the Company for the fiscal year 2006. The Board is recommending that the shareholders ratify such engagement. Notwithstanding the Audit Committee’s initial selection and engagement and the shareholders’ ratification of such engagement, however, the Audit Committee shall be specifically authorized to retain another independent auditing firm at any time during the year if the Audit Committee feels that such change would be in the best interest of the Company. Deloitte & Touche LLP has served as the Company’s auditors continuously since 1982. The Audit Committee has considered whether any other relationships, including without limitation, whether Deloitte & Touche LLP’s provision of the different types of services described in the schedule below, and its lease of office space in the Company’s headquarters building, were compatible with the maintenance of Deloitte & Touche LLP’s independence, and the Audit Committee has concluded that such relationships are compatible with the maintenance of its independence.

The Audit Committee has not established pre-approval policies and procedures for the engagement of auditor services. All auditor services are pre-approved by the Audit Committee.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement. They will also be available to respond to appropriate questions.

Principal Accounting Firm Fees

Aggregate fees billed to the Company for the fiscal years ending December 31, 2005, and 2004 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”):

	Fiscal years ended December 31,
	2005		2004
Audit fees	$751,400		$760,280
Audit related fees (1)	98,500		111,600

Total Audit related fees	849,900		871,880
Tax Fees	–0–		9,204
All other fees	500	(2)	11,495	(3)

Total fees	$850,400		$892,579

(1)    Includes fees related to: audits of the Company’s employee benefit plans, the Security Transfer Division and review of the Company’s trust department control structure in accordance with SAS 70.

(2)    Includes amounts paid for seminars

(3)    Includes fees for tax software and related licensing fees.

THE BOARD RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION AND RETENTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

PROPOSAL #3: APPROVAL OF AMENDMENT OF

THE ARTICLES OF INCORPORATION

The Board adopted a resolution to amend, and to recommend that the Company’s shareholders approve, an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock, par value $1.00 per share, from 33,000,000 to 80,000,000 shares.

The Company’s current Articles of Incorporation authorize the issuance of 33,000,000 shares of common stock and 1,000,000 share of preferred stock. The Company is not amending its Articles of Incorporation with respect to the preferred stock at this time, and the proposed amendment will not affect the Company’s ability to issue preferred stock. The Board is authorized to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions, including dividend rights, conversion rights and voting rights, without any further vote or action by Company shareholders.

Reasons for and Effect of Amendment

The Board believes it is in the Company’s best interests to increase the number of authorized shares of common stock for several reasons. The Board believes the availability of such additional shares will provide the Company with the flexibility to issue common stock for a variety of business purposes that may arise, such as the declaration of stock dividends and distributions, the issuance of stock in acquisitions or in connection with strategic transactions, the sale of stock to obtain additional capital, the issuance of stock for employee benefit plans and/or shareholder rights plans, and such other corporate purposes that may be identified in the future by the Board.

The issuance of additional shares of common stock, other than through a stock split in the form of a stock dividend, may have a dilutive effect on earnings per share and, for persons that do not purchase additional shares to maintain their pro rata interest in the Company, on such shareholder’s percentage of voting power. Holders of existing common stock have no preemptive right to subscribe for the purchase of any shares of common stock, which means that a shareholder does not have a prior right to buy any new issue of common stock in order to maintain his or her proportionate ownership interest.

The authorized shares of common stock in excess of those issued will be available for issuance at such times and for such purposes as the Board may deem advisable, without further action by Company shareholders, except as may be required by applicable law or by the rules of the NASDAQ National Market.

The Board has considered a possible two-for-one stock split. Such a stock split has not, however, been approved by the Board, and there is no assurance that the Board will approve such a stock split in the future. Subject to the above, the Company has no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of common stock proposed to be authorized. The Board does not intend to issue any shares of common stock except on terms that the Board deems to be in the best interests of the Company and its then-existing shareholders.

If the proposal to amend the Company’s Articles of Incorporation is delayed or is not approved by the Company’s shareholders, the Company may find it necessary to convene a special meeting of shareholders in the event the Board wishes to consummate a transaction or take other actions which require a number of shares of common stock in excess of the currently authorized 33,000,000 shares. The special meeting could lead to increased costs and would require additional time to prepare for and hold the special meeting.

No rights of appraisal or similar rights exist with respect to this matter.

Although the Board has no present intention to issue shares of common stock in the future in order to make acquisition of control of the Company more difficult, future issuances of common stock, with the exception of stock splits effected as dividends, or preferred stock could have that effect. For example, the acquisition of shares of the Company’s common stock by an entity in order to acquire control of the Company might be discouraged through the public or private issuance of additional shares of common stock, since such issuance could dilute the stock ownership of the acquiring entity. Common stock could also be issued to existing shareholders as a dividend or privately placed with purchasers that might side with the Board in opposing a takeover bid, thus discouraging such a bid. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control in the Company without further action by Company shareholders. Certain provisions of Missouri law relating to business combinations with interested shareholders also may create a potential restraint on takeovers or other changes in control of the Company.

The Board does not propose the amendment for the purpose of discouraging mergers, tender offers, proxy contests or other changes in control of the Company, and is not aware of any specific effort to accumulate the Company’s common stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise.

Required Vote and Recommendation of Board

The affirmative vote of the holders of a majority of the shares entitled to vote thereon is required to approve the proposed amendment to the Articles. Upon approval by the Company’s shareholders, the proposed amendment will become effective upon the filing of a certificate of amendment with the Secretary of State of Missouri, which will occur as soon as reasonably practicable following approval by the Company’s shareholders. If the proposal is not approved by the Company’s shareholders at the meeting, the current Articles will remain in effect.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

OTHER MATTERS

The Board knows of no matters expected to be presented for consideration at the Annual Meeting that are not described herein. However, if other matters properly come before the meeting, persons named in the accompanying form of proxy may vote thereon in accordance with their best judgment, subject to and in accordance with the requirements set forth in Rule 14a-4(c) under the Exchange Act.

SHAREHOLDER PROPOSALS

Shareholder proposals must be received by the Company by November 15, 2006, to be considered for inclusion in the proxy materials of the Company for the 2007 Annual Meeting. The Company requests that such shareholder proposals be sent to the attention of the Corporate Secretary by certified mail-return receipt requested. In addition, the Company must receive notice of any shareholder proposal to be submitted at the 2007 Annual Meeting (but not required to be included in the Company’s proxy statement for that meeting) by January 29, 2007 or such proposal will be considered untimely pursuant to Rule 14a-5(e)(2) under the Exchange Act.

PERFORMANCE GRAPH

The following graph below represents the cumulative total shareholder return experienced by the Company’s shareholders over a five-year period extending through the end of fiscal 2005. The graph assumes that $100.00 was invested on December 31, 2000 in the Company’s common stock, the S&P 500 Stock Index, and the S&P Bank Index. In all cases the return assumes a reinvestment of dividends.

UMB Financial Corporation

vs. Various Stock Indices

By Order of the Board of Directors

Dennis R. Rilinger Secretary

March 15, 2006

Copies of the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available at the Company’s website at www.umb.com/investor after they are filed with the SEC. A copy of the Company’s Annual Report on Form 10-K, as filed with the SEC, will be furnished without charge upon written request directed to: Corporate Secretary, UMB Financial Corporation, 1010 Grand Boulevard, Kansas City, Missouri 64106.

APPENDIX A

UMB FINANCIAL CORPORATION

CORPORATE AUDIT COMMITTEE CHARTER

(Revised January 2006)

I. Purpose

The Corporate Audit Committee (the “Committee”) assists the Board of Directors of the Company (the “Board”) in fulfilling its responsibility for oversight of the quality and integrity of the accounting, financial reporting and internal control functions of the Company and its subsidiaries. The Committee’s role includes assisting the Board in overseeing: (a) the integrity of the Company’s financial statements and related reporting process, (b) the independent auditors’ qualifications, independence and performance, (c) the performance of the Company’s internal audit function and (d) the Company’s compliance with legal and regulatory requirements. In accordance with the requirements of the Securities and Exchange Commission (“SEC”), the Audit Committee will also prepare the Audit Committee report to be included in the Company’s annual proxy statement. The Committee has sole authority over the appointment and replacement of the independent auditors and is directly responsible for the compensation and oversight of the independent auditors.

II. Membership and Qualification

The Committee shall consist of three or more directors, each of whom satisfy the definition of “independent directors” under the listing standards of the NASDAQ Stock Market (“NASDAQ”) and other applicable laws and regulations, including those of the SEC. Each member will be free of any conflict or relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment. The Board appoints Committee members annually and may remove Committee members by a majority at any time, with or without cause. If the Board does not designate or appoint a Committee Chairperson, the Committee members may designate a Chairperson.

A) Specific Limitation

Committee members shall not serve simultaneously on the audit committees of more than three public companies. If such service is unavoidable, the Board must determine that such simultaneous service would not impair such member’s ability to serve effectively on the Company’s Committee. Such determination by the Board must be disclosed in the Company’s annual proxy statement

B) Specific Qualifications

Each member of the Committee must meet the qualifications required by applicable laws, regulations and NASDAQ listing standards (including, without limitation, those relating to independence and non-affiliate status), and shall, in the judgment of the Board, be financially literate and have the ability to read and understand the Company’s basic financial statements. In addition, at least one member of the Committee (who may also serve as the audit committee financial expert) shall, in the judgment of the Board, have accounting or related financial management expertise in accordance with NASDAQ listing standards and SEC rules and regulations.

III. Meetings and Other Actions

The Committee shall meet once each quarter and at such other times as may be necessary to fulfill its responsibilities. Meetings may be called by the Chairperson of the Committee or the Chairperson of the Board.

Except as provided herein, all meetings of and other actions by the Committee shall be held or otherwise taken pursuant to the Company’s bylaws. Members of the Committee may attend and participate through a telephonic or video conference call. The Committee may, at its discretion and at the invitation of the Chairperson, include in all or any portion of any of its meetings one or more members of the Company’s management or other third parties whose presence the Committee believes to be necessary or appropriate. However, such persons shall neither vote, nor participate in any discussions or deliberations. Notice of a meeting of the Committee may be waived, and the action of a majority of the members of the Committee at a meeting at which a quorum is present, or in the form of a written consent, shall constitute the act of the Committee. The Chairperson of the Committee, in consultation with other Committee members, shall determine the frequency and length of Committee meetings and shall set meeting agendas consistent with this Charter. The Committee shall promptly report its actions and any recommendations to the Board after each Committee meeting. Such report generally will be given at the Board meeting following a Committee meeting.

The Committee shall maintain free and open communication with the independent auditors, the Company’s internal auditors, and the Company’s management. This communication will include periodic separate executive sessions with each of these parties.

IV. Duties, Responsibilities and Authority

In addition to the purposes set forth above, the primary responsibilities of the Committee shall be:

A) Financial Reporting

In connection with its general oversight of the Company’s financial reporting, the Committee shall:

•	Evaluate significant accounting and reporting issues identified in any analyses prepared by management or the independent auditors or otherwise identified in the course of the Committee’s review of the Company’s financial statements and discussions with its auditors.

•	Perform reviews with management and the independent auditors about management’s proposals regarding: new accounting pronouncements; the adoption of, and changes of choice regarding, material accounting principles and practices to be followed when preparing the financial statements of the Company; alternative principles and practices that could have been followed; the reasons for selecting the principles and practices to be followed; the financial impacts of the principles and practices selected as compared to those of the other alternatives available; and the provision of any “pro forma” or “adjusted” non-GAAP information.

•	Inquire as to whether the independent or internal auditors have any concerns regarding: the possibility of significant accounting or reporting risks or exposures; the appropriateness and quality of significant accounting treatments and whether there has been any aggressive creativity in any such treatments; any business transactions that may affect the fair presentation of the Company’s financial condition or results of operations; or any weaknesses in the Company’s internal control systems.

•	Affirm in connection with the Committee’s review of the Company’s annual and quarterly financial statements that the independent auditors communicate certain matters to the Committee as required by professional standards related to their audit of the annual financial statements and their review of the interim financial information.

•	Review with the independent auditors whether there have been (and if so, the nature of) any audit problems or difficulties and any related responses by management.

•	Meet with management and the independent auditors to review the quarterly and annual financial statements and related notes, as well as the related Management Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), prior to filing or other public release and inquire whether such financial statements and related notes are prepared in accordance with U.S. generally accepted accounting principles and, together with such MD&A, are consistent with the information known to Committee members.

•	Review any complex and/or unusual transactions and any matters requiring significant estimates of asset valuation allowances or liability reserves, and evaluate management’s handling of proposed audit adjustments identified by the independent auditors.

•	Review the independent auditors’ judgments about the quality of the accounting principles applied to the Company’s financial statements.

•	Review, with the Company’s chief legal officer, legal matters that could have a significant impact on the Company’s financial statements.

•	In conjunction with management, the independent auditors and the internal auditors, the Committee shall evaluate the adequacy of the Company’s financial reporting and business process controls and discuss any significant exposures and the actions management has taken to monitor and control such exposures. In addition, the Committee shall review significant findings noted by the independent auditors and the internal auditors in the course of their audit functions, as well as management responses.

B) Independent Auditors

In its oversight of the Company’s independent auditors, the Committee shall:

•	Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. Each such registered public accounting firm shall report directly to, and be accountable to, the Committee.

•	Oversee the Company’s independent auditors, pre-approve all fees and other terms of the audit engagement and pre-approve all permitted non-audit services to be performed by the independent auditors and establish policies and procedures for the engagement of the independent auditors to provide permitted non-audit services. The Committee may delegate to the Chairperson of the Committee, or to a subcommittee, the authority to grant pre-approvals of audit and permissible non-audit services, provided that the decisions of such Chairperson or subcommittee shall be presented to the full Committee at its next scheduled meeting.

•	Meet with the independent auditors at least quarterly in private sessions without any members of management being present to discuss matters that the Committee or the independent auditors believe should be discussed.

•

The Committee shall have responsibility of ensuring that auditors are “independent” as such term is defined and specified by NASDAQ and the SEC and under other applicable law and regulation, and to that end shall obtain and review, at least annually, a written report from the independent auditors that describes all relationships between the independent auditors and the Company (including the amount and nature of all related compensation) consistent with Independent Standards Board Standard 1; discuss with the independent auditors the impact on the auditors’ objectivity and independence of any disclosed relationships as required by professional standards; determine whether any such non-audit engagements are consistent with the independent auditors’ independence and objectivity; and take, or recommend that the Board take, appropriate action to oversee the independence of the independent auditors.

•	Review and discuss reports from the independent auditors on all critical accounting policies and practices by the Company and any material written communications between the independent auditor and management.

•	Obtain and review, at least annually, a written report from the independent auditors that describes: the independent auditing firm’s internal quality-control procedures; and any material issues raised by the most recent internal quality-control review, or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities including the Public Company Accounting Oversight Board, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and discuss with the independent auditors, the contents of such report and the impact of the matters addressed in such report on the quality of services performed by the independent auditors.

•	Evaluate annually whether the Company should change its independent auditors or the partner in charge of performing or reviewing the Company’s audit or other audit team personnel. Such evaluation should be based on all relevant circumstances known to the Committee, including qualifications of and quality of services performed by the independent auditing firm and the primary audit partner, opinions of the Company’s management and internal auditors regarding the independent auditors, length of tenure, factors having the potential to impact objectivity, the securities law requirement to rotate at least every five years the primary audit partner in charge of performing (or overseeing the performance) of the Company’s audit and the primary audit partner in charge of reviewing the Company’s audit, the possible desirability of regular rotation of the independent auditing firm.

C) Internal Auditors

The Committee shall oversee the activities and programs administered by those responsible for the Company’s internal audit function and shall:

•	Ensure that the Company has an internal audit function performed on a regular basis that includes appropriate review and approval of the Company’s internal transactions and accounting.

•	Review the annual internal audit plan of the internal auditors and its scope, and the degree of coordination of this plan with the independent auditors.

•	Review periodically the internal audit activities, staffing, and budget.

•	Meet with the Company’s internal auditors at least quarterly in a private session without any other members of management being present to discuss matters that the Committee or the internal auditors believe should be discussed.

D) Compliance With Laws and Regulations Relating to Financial Reporting and Tax Matters

The Committee shall oversee the Company’s compliance with laws and regulations and shall:

•	Annually review the Company’s procedures for monitoring compliance with laws and regulations.

•	Discuss the significant findings, if any, of reviews or examinations by regulatory agencies, such as the SEC.

E) Other Responsibilities

The Committee also shall:

•	Review and approve related party transactions for potential conflict of interest situations in accordance with applicable rules and regulations.

•	Review and evaluate the Company’s policies and practices with respect to risk assessment and risk management, including the Company’s major financial risk exposures and steps taken by management to monitor and control such exposures and the Company’s litigation management process and insurance management process.

•	Monitor major litigation and significant internal or external special investigations and review at least annually any other legal matters that could have a material impact on the Company’s financial statements or compliance with law.

•	If deemed appropriate, initiate special investigations into matters within the Committee’s scope of responsibilities or as delegated by the Board.

•	Perform other oversight functions as requested by the full Board.

•	Perform an annual self-evaluation of the Committee’s performance and annually reassess the adequacy of and, if appropriate, propose to the Board any desired changes, in the Charter of the Committee, all to supplement the oversight authority.

•	Establish procedures for the receipt, retention and treatment of any complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and the confidential, anonymous submission by employees of the Company of any concerns regarding questionable accounting or auditing matters.

F) Reporting Responsibilities

The Committee shall:

•	Regularly update the Board about the Committee’s activities and make appropriate recommendations.

•	Make such reports of its activities and evaluations as may be required by the Securities and Exchange Commission in the Company’s proxy statement and/or annual report or as determined to be appropriate by the Board.

V. Resources

The Committee shall have access to, and the ability to commit, appropriate funding, as it may determine, for the payment of fees of registered public accounting firms engaged for the purposes of preparing or issuing an audit report or performing other audit, review or attest services of the Company, to compensate any advisors employed by the Committee under the authority of this Charter, and to pay all ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee shall have the right to use reasonable amounts of time of the Company’s internal and independent accountants, internal and outside lawyers and other internal staff and also shall have the right to hire independent accounting experts, lawyers and other consultants to assist and advise the Committee in connection with its responsibilities. The Committee may conduct or authorize investigations into any matters within the scope of its responsibilities and may meet with any employees of the Company or any third parties it deems necessary in connection with such investigation. Committee members may participate in educational opportunities at the Committee’s request.

UMB FINANCIAL CORPORATION

ANNUAL MEETING

UMB Bank Auditorium

1010 Grand Boulevard

Kansas City, Missouri

Tuesday, April 25, 2006 10:00 a.m.

You can vote your shares in one of three ways:

TELEPHONE***INTERNET***MAIL

24 hours a day - 7 days a week

Your vote is important. Please vote as soon as possible.

Vote by Internet		Vote by Telephone
Log on to the Internet and go to http://www.eproxyvote.com/umbf	OR	Call toll-free (in the U.S.) 1-800-758-6973
Have your proxy card in hand when you access the website and follow the instructions. Internet votes must be received by 5:00 p.m. (Central Time) on April 24, 2006.		Have your proxy card in hand when you call and follow the instructions. Telephone votes must be received by 5:00 p.m. (Central Time) on April 24, 2006.

Your Internet or telephone vote works in the same manner as if you marked, signed and returned your proxy card by mail. If you vote over the internet or by telephone, please DO NOT mail your card.

Vote by Mail

Mark, sign and date the proxy card on the reverse side. Detach the proxy card and return it in the postage-paid envelope.

YOUR VOTE IS IMPORTANT

Cut or tear along perforated edge

UMB FINANCIAL CORPORATION
PROXY	P.O. Box 419226, Kansas City, MO 64141-6226

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON APRIL 25, 2006.

The undersigned hereby appoints Peter J. deSilva, J. Mariner Kemper and Peter J. Genovese or any of them, with full power of substitution as proxies, to vote all shares of Common Stock of UMB Financial Corporation, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held April 25, 2006, and any adjournments thereof.

1.	ELECTION OF DIRECTORS
(To withhold authority to vote for any individual nominee, strike a line through the nominee’s name. In such event, unless you request otherwise, your votes will then be cumulated and voted for the other nominees.)

	☐ FOR all nominees (except as otherwise indicated)		☐ WITHHOLD AUTHORITY on all nominees below

Class III Directors - Term expiring in 2009
(01) Michael J. Chesser (02) J. Mariner Kemper (03) John H. Mize, Jr (04) Thomas D Sanders (05) L. Joshua Sosland (06) Dr. Jon Wefald

2.	Ratification of the Audit Committee’s retention of Deloitte & Touche LLP to serve as the Company’s independent auditors and to examine and audit the consolidated financial statements of the Company for the fiscal year 2006.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Approval of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock, par value $1.00 per share, from 33,000,000 to 80,000,000 shares.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

(TO BE SIGNED ON OTHER SIDE)

Management knows of no other matters to be brought before the Annual Meeting; however, the persons named as proxy holders or their substitutes will vote in accordance with their best judgment if any other matters are properly brought before the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder or absent instruction will be voted FOR Proposals 1, 2 and 3. Unless authority to vote for any director nominee is withheld, authority to vote for such nominee will be deemed granted.

PLEASE
Signature

SIGN

HERE
Signature

Please sign exactly as name appears. If shares are held jointly, any one of the joint owners may sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.

PLEASE SIGN, DATE, AND MAIL THIS PROXY PROMPTLY whether or not you expect to attend the meeting.

Date ________________________________, 2006.